Exhibit 2.6

Execution Version

CLOSING AGREEMENT AND AMENDMENT TO SHARE PURCHASE AGREEMENT

This CLOSING AGREEMENT AND AMENDMENT TO SHARE PURCHASE AGREEMENT, dated as of April 22, 2022 (this “Agreement”), by and among Swire Pacific Offshore Holdings Limited, a limited company organized under the Laws of Bermuda (the “Company”), Tidewater Inc., a Delaware corporation (“Buyer”), and Banyan Overseas Limited, a limited company organized under the Laws of Bermuda (“Seller,” together with the Company and Buyer, the “Parties”), amends the Share Purchase Agreement, dated as of March 9, 2022 (the “Purchase Agreement”), by and among the Company, Buyer and Seller. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Purchase Agreement.

RECITALS

WHEREAS, the Parties have agreed that the Closing shall take place on April 22, 2022;

WHEREAS, the Parties have agreed to certain arrangements in connection with the Closing; and

WHEREAS, the Parties hereby agree to amend the Purchase Agreement to provide for various matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

AGREEMENT

SECTION 1. Date of Closing. The parties hereto agree that the Closing Date shall be April 22, 2022, and the Closing shall occur in accordance with Section 3.1 of the Purchase Agreement.

SECTION 2. Amendments to Section 1.1 of the Purchase Agreement.

(a)      Section 1.1 of the Purchase Agreement is amended to add the following defined terms:

“IRB Notice of Assessment” means a notice of assessment issued by the Inland Revenue Board of Malaysia pursuant to the terms of a settlement between a Group Company and the Inland Revenue Board of Malaysia in respect of the Malysian Tax Exposure.”

“Malaysian Prefund Amount” means $6,357,115.”

“Malaysia Tax Exposure” has the meaning set forth in Section 5.12(b) of the Seller Disclosure Schedules.”

“Prefund Interest” means an amount equal to the interest that accrues on the Malaysian Prefund Amount from the Closing Date to and including the earlier of (i) the date a Group Company makes a payment in accordance with an IRB Notice of Assessment, but only with respect to the amount so paid, and (ii) the date the Malaysian Prefund Amount is transferred and conveyed to Seller pursuant to Section 2.4(h) at a rate per annum equal to 8%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.”

“Singapore Prefund Amount” means $9,340,618.”

“Specified Transfer Funds” means $4,911,312 (which is net of a 10% Malaysian withholding tax suffered at the Group Companies from $5,457,132) that Swire Pacific Offshore (Pte.) Ltd conveyed and transferred immediately prior to Closing from its United States Dollar bank account to Seller Parent to repay an outstanding intercompany loan in such amount.”

(b)    The defined term “Retained Identified Liabilities” in Section 1.1 of the Purchase Agreement shall be deleted and replaced in its entirety with the following:

“Retained Identified Liabilities” means any Retained Liabilities described in clauses (a), (c), (d), (e), (i) and (j) of the definition of Retained Liabilities; provided that, unless Buyer has repaid the Malaysian Prefund Amount and Prefund Interest to Seller in accordance with Section 2.4(h), any payment by a Group Company pursuant to an IRB Notice of Assessment shall only be a Retained Identified Liability to the extent such payment exceeds the Malaysian Prefund Amount and the amount of the Prefund Interest accrued through the date of such payment (in each case less amounts credited to the Final Cash Consideration pursuant to Section 2.4(a)(v)) .”

SECTION 3. Amendments to Section 2.2 of the Purchase Agreement. Section 2.2 of the Purchase Agreement shall be amended to add the following sentence at the end of such section:

“The Parties agree that the Singapore Prefund Amount shall be included in Estimated Closing Indebtedness; provided, Buyer and, after the Closing, the Group Companies shall apply such amount to pay for and satisfy Tax and other Liabilities resulting from or in connection with the matters set forth in paragraphs 5, 14 and 15 of Section 5.12(b) of the Seller Disclosure Schedules and the related notice of assessment of the Inland Revenue Authority of Singapore to the extent such Tax and other Liabilities are reflected in the Year of Assessment 2022 Notice of Assessment (Original Estimated) dated April 7, 2022, issued by the Inland Revenue Authority of Singapore to the Group Companies.”

SECTION 4. Amendments to Section 2.3 of the Purchase Agreement.

(a)    Section 2.3(a)(ii) of the Purchase Agreement shall be deleted and replaced in its entirety with the following:

“(ii) to Seller, the Estimated Cash Consideration, less the Malaysian Prefund Amount, by wire transfer of immediately available funds to such bank account(s) designated in writing by Seller at least two (2) Business Days prior to the Closing Date.”

(b)    Section 2.3(b)(ii) of the Purchase Agreement shall be amended to add the following proviso at the end of the section:

“; provided, that Seller may delay delivery of the foregoing until following the Closing so long as such delivery to Buyer is made by 5 pm Eastern Time on the third Business Day following the Closing Date;”

SECTION 5. Amendments to Section 2.4 of the Purchase Agreement.

(a)    Section 2.4(a) of the Purchase Agreement shall be deleted and replaced in its entirety with the following:

“(a)         Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) of its calculation of the (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Closing Cash, (iii) Closing Indebtedness (which shall include the Singapore Prefund Amount), (iv) Company Transaction Expenses, (v) to the extent amounts due pursuant to an IRB Notice of Assessment are paid in accordance therewith and the Malaysian Prefund Amount and Prefund Interest have not been repaid to Seller pursuant to Section 2.4(h), the amount by which the amount due pursuant to an IRB Notice of Assessment is less than the sum of the Malaysian Prefund Amount and the Prefund Interest accrued thereon through the date of such payment (which amount the Parties agree shall be an addition to the Final Cash Consideration) and (vi) resulting Final Cash Consideration, including reasonable documentation supporting the Post-Closing Statement, and in each case calculated consistently with the terms of this Agreement and the methodologies set forth herein. Buyer shall not amend, supplement or modify the Post-Closing Statement following its delivery to Seller, except in accordance with the resolution of difference provisions of Section 2.4(b).”

(b) Section 2.4 of the Purchase Agreement is amended to add the following Section 2.4(h):

“(h)         If an IRB Notice of Assessment has not been issued, or to the extent amounts due under an IRB Notice of Assessment are not paid in accordance therewith on or prior to the earlier of the date that (i) the Post-Closing Statement is delivered to Seller pursuant to Section 2.4(a), and (ii) one hundred twenty (120) days after the Closing Date, Buyer shall repay the Malaysian Prefund Amount, together with the Prefund Interest accrued thereon, on such date. Buyer agrees that, other than as contemplated in the definition of Retained Identified Liabilities with respect to an IRB Notice of Assessment, it shall not, and shall cause the Group Companies not to, set off against the Malaysian Prefund Amount or any Preferred Interest amounts owed by Seller pursuant to Section 10.2.”

SECTION 6. Amendment to Section 5.12 of the Purchase Agreement. Section 5.12 of the Purchase Agreement is amended to add the following Section 5.12(m):

“(m)         The Specified Transfer Funds are net of a 10% Malaysian withholding tax that was paid by the Group Companies prior to the Closing Date.”

SECTION 7. Amendments to Section 7.15 of the Purchase Agreement. Section 7.15 of the Purchase Agreement shall be deleted and replaced in its entirety with the following:

“7.15         Termination of Related Party Contracts.

(a)          Prior to the Closing and except for this Agreement and the Related Key Agreements, Seller shall (i) terminate, cause to be terminated (without any costs or any other Liability to Buyer or its Affiliates (including, after the Closing, the Group Companies)), each of the Related Party Contracts, and (ii) cause (A) all amounts owed to a Group Company under a Related Party Contract by Seller and its Affiliates (other than the Group Companies) to be paid to such Group Company or otherwise extinguished, and (B) all amounts owed to Seller and its Affiliates (other than the Group Companies) by the Group Companies under the Related Party Contracts to be paid or extinguished.

(b)          Notwithstanding Section 7.15(a) above:

(i)    That certain Manning Agreement effective October 1, 2021 pursuant to which Swire Shipping Pte. Ltd. as principal has appointed Anscor Swire Ship Management Corporation as its manning agent in the Republic of the Philippines, shall remain in full force and effect following the Closing and amounts owed thereunder shall not be extinguished.

(ii)    That certain Services Agreement made on April 1, 2022 between Swire Pacific Ship Management Ltd. and Swire Shipping Pte Ltd. related SPSM’s representative office, shall remain in full force and effect following the Closing and amounts owed thereunder shall not be extinguished.

(iii)    Rent of office space pursuant to the Lease between Swire Energy Services Limited as Landlord and Swire Pacific Offshore (North Sea) Limited as Tenant, registered in the Books of Council and Session on 27 July 2016, relative to the subjects comprising office premises, Swire House, Souterhead Road, Altens, Aberdeen, shall continue through May 31, 2022, with rent due through May 31, 2022.

(iv)    That certain Consulting Service Agreement entered into between John Swire & Sons (H.L.) Ltd., Swire Pacific Offshore Operations Pte Ltd and Andrew Murray Clarke dated as of April 20, 2022, shall remain in full force and effect following the Closing and amounts owed thereunder shall not be extinguished.”

SECTION 8. Waiver and Release by Buyer and Continuing Obligations. Buyer hereby irrevocably waives its rights, and releases Seller and the Company from their Closing and pre- Closing obligations with respect to the following matters, provided, however, that Seller shall undertake and satisfy such obligations as soon as practicable following the Closing:

(a)    Under Sections 7.14, 7.15, and 7.16 of the Purchase Agreement, terminate or novate the Bank Guarantee (No. PEBAMN130895) dated 2 July 2020, and Seller Parent Guarantee dated 29 June 2020, beneficiary: Vattenfall Hollandse Kust Zuid 1&2 C.V. and Vattenfall Hollandse Kust Zuid 3&4 C.V., for Cadeler’s contractual obligations.

(b)    Under Sections 7.2(b)(xvii)(3) and 7.14 of the Purchase Agreement, distribute, transfer, assign or otherwise convey the contract between Swire Pacific Offshore Operations (Pte) Ltd and Associacion Guyra Paraguay, for the Paraguay Forest Conservation Project and the associated Verified Carbon Units lodged in the Verra Registry.

(c)    Under Section 7.15 of the Purchase Agreement, separate the adjacent offices of Swire Energy Services and Swire Pacific Offshore (Dubai) LLC in Dubai by walling off the office space of Swire Energy Services.

Except as waived and released by Buyer in this Section 8, nothing in this Section 8 shall diminish or otherwise modify Seller’s indemnification obligations under Section 10.2 of the Purchase Agreement.

SECTION 9. Release from certain Tax Indemnification Obligations.

(a)         The Parties acknowledge that, at the request of Buyer, Seller caused, its subsidiary, Swire Pacific Offshore Operations (Pte.) Ltd. to convey and transfer from its United States Dollar bank account the Specified Transfer Funds to Seller Parent to repay an outstanding intercompany account in such amount (such transfer and repayment (the “Specified Transfer”). The Parties agree that no Tax resulting from or in connection with the Specified Transfer, whether incurred by Buyer, a Group Company or otherwise, and whether incurred before, on or after the Closing shall constitute a Pre-Closing Tax, and Seller shall not have any liability in respect of any such Tax or Specified Transfer amounts or obligation to indemnify Buyer or any Group Company in respect of such Tax under Section 10.2 of the Purchase Agreement.

SECTION 10. Agreement not an Admission of Breach or Default of Representation, Warranty, Closing Conditions or other Agreements. This Agreement shall not be construed as an admission by Seller, the Company or Buyer of any breach or default of any representation, warranty, closing condition, covenant or other agreement in the Purchase Agreement. Pursuant to Rule 408 of the Federal Rule of Evidence and any other rules of evidence analogous thereto, neither this Agreement nor the negotiations relating thereto shall be construed to be admissible in any proceeding as evidence of, or an admission by the Seller or Buyer of, any breach or default of any representation, warranty, closing condition, covenant or other agreement in the Purchase Agreement or any liability arising therefrom. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

SECTION 11. References to the Purchase Agreement. After giving effect to this Agreement, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Purchase Agreement shall refer to the Purchase Agreement, as amended by this Agreement, and each reference in the Seller Disclosure Schedules to the Purchase Agreement to “the Agreement” shall refer to the Purchase Agreement as amended by this Agreement.

SECTION 12. Other Miscellaneous Terms. The provisions of Article 12 (Miscellaneous) of the Purchase Agreement shall apply mutatis mutandis to this Agreement.

SECTION 13. No Further Amendment. Except as amended hereby, the Purchase Agreement shall remain in full force and effect in accordance with the provisions thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

TIDEWATER INC.
By:
Name: Daniel Hudson
Title: EVP, General Counsel & Corporate Secretary

COMPANY:

SWIRE PACIFIC OFFSHORE HOLDINGS LIMITED

By:
Name: Peter Langslow
Title: Managing Director

SELLER:

BANYAN OVERSEAS LIMITED

By:
Name: Martin James Murray
Title: Director

[Signature page to Closing Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

TIDEWATER INC.

By:
Name:
Title:

COMPANY:

SWIRE PACIFIC OFFSHORE HOLDINGS LIMITED
By:
Name: Peter Langslow
Title: Director

SELLER:

BANYAN OVERSEAS LIMITED

By:
Name: Martin James Murray
Title: Director

Signature Page to Closing Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

TIDEWATER INC.

By:
Name:
Title:

COMPANY:

SWIRE PACIFIC OFFSHORE HOLDINGS LIMITED

By:
Name: Peter Langslow
Title: Director

SELLER:

BANYAN OVERSEAS LIMITED
By:
Name: Martin James Murray
Title: Director

Signature Page to Closing Agreement